Interactive Intelligence Reports 2010 Second Quarter Operating Results
Revenues increase 18 percent; GAAP operating income up 56 percent

INDIANAPOLIS, July 26, 2010 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced operating results for the three and six months ended June 30, 2010.

The company reported revenues of $38.8 million, an increase of 18 percent over the second quarter of 2009. Product revenues were up 10 percent and services revenues increased 26 percent compared to the same quarter last year. During the 2010 second quarter, the company’s analysis of the collectability of invoiced services increased current quarter services revenues by $673,000.

“We again experienced an increase in the dollar amount of orders from last year, which is what drives the growth in our revenues,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “Communications-as-a-service continues to gain momentum, representing 14 percent of orders received. CaaS revenues were up 87 percent this quarter compared to the second quarter of 2009. The ongoing signing of new customers in turn is driving increases in support and professional services revenue.”

The company reported operating income on a generally accepted accounting principles (GAAP) basis of $4.7 million for the 2010 second quarter, up 56 percent from $3.0 million in the same quarter last year. Non-GAAP operating income was $5.6 million for the second quarter of 2010, compared to $3.7 million for the second quarter of 2009.

GAAP net income was $2.5 million, with diluted earnings per share (EPS) of $0.13, compared to $2.1 million, or EPS of $0.12, for the second quarter of 2009. Net income on a non-GAAP basis was $5.0 million, with EPS of $0.26, compared to $4.4 million, or EPS of $0.24, for the same quarter last year.

Non-GAAP net income and EPS for the 2010 second quarter exclude charges for stock-based compensation of $964,000, or EPS of $0.05, and non-cash income tax expense of approximately $1.5 million, or EPS of $0.08. For the second quarter of 2009, non-GAAP net income and EPS exclude charges for stock-based compensation of $725,000, or EPS of $0.04, and non-cash income tax expense of $1.5 million, or EPS of $0.08.

These results include other expense of $523,000 in the 2010 second quarter primarily due to foreign exchange losses, compared to other income of $722,000, primarily from foreign exchange gains, in the same quarter last year. In the second quarter of 2010, the company instituted a currency hedging program to help mitigate future effects of fluctuations in the foreign exchange rates on cash and receivables.

Cash and investment balances as of June 30, 2010 increased to $75.5 million. The company has no debt.

First half 2010 results included:
-	Total revenues of $73.8 million, an 18 percent increase over revenues of $62.4 million in the first half of 2009.
-	GAAP operating income of $8.6 million, up from $5.4 million for the first half of 2009.
-	Non-GAAP operating income of $10.6 million, compared to $7.0 million for the first half of 2009.
-	Other expense, principally due to foreign exchange losses, of $1.3 million for the first half of 2010, compared to other income, due to foreign exchange gains, of $406,000 for the first half of 2009.
-	GAAP net income of $4.3 million, or EPS of $0.23, compared to $3.3 million, or EPS of $0.19, for the first half of 2009.
-	Non-GAAP net income of $9.1 million, or EPS of $0.48, compared to $7.2 million, or EPS of $0.41, for the same period last year.

For the first six months of 2010, non-GAAP net income and EPS exclude charges for stock-based compensation of $2.0 million, or EPS of $0.11, and non-cash income tax expense of $2.8 million, or EPS of $0.14. For the first half of 2009, non-GAAP net income and EPS exclude charges for stock-based compensation of $1.6 million, or EPS of $0.09, and non-cash income tax expense of $2.3 million, or EPS of $0.13.

Other 2010 second quarter highlights included:
-	The signing of a partnership with Buzzient, Inc. to offer integrated social media monitoring, routing and reporting solutions.
-	A record number of attendees at the 2010 Interactive Intelligence User Forum in May.
-	The company’s designation as one of the "Best Places to Work in Indiana" by the Chamber of Commerce for the fourth consecutive year.
-	The honoring of Interactive Intelligence founder and CEO, Dr. Donald E. Brown, by the Indiana University School of Informatics with its “Career Achievement Award.”

Interactive Intelligence will host a conference call July 26 at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company’s CFO, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence second quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2009 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs approximately 700 people and is headquartered in Indianapolis, Indiana. It has 14 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Product	$18,212	$16,494	$33,899	$29,543
Services	20,599	16,401	39,935	32,828
Total revenues	38,811	32,895	73,834	62,371
Costs of revenues:
Product	5,502	4,841	10,301	8,369
Services	6,187	5,708	11,784	11,210
Total cost of revenues	11,689	10,549	22,085	19,579
Gross profit	27,122	22,346	51,749	42,792
Operating expenses:
Sales and marketing	11,480	9,965	21,832	19,179
Research and development	6,945	5,986	13,370	11,613
General and administrative	4,038	3,416	7,899	6,604
Total operating expenses	22,463	19,367	43,101	37,396
Operating income	4,659	2,979	8,648	5,396
Other income (expense):
Interest income	67	73	109	181
Other income (expense)	(590)	649	(1,365)	225
Total other income (expense)	(523)	722	(1,256)	406
Income before income taxes	4,136	3,701	7,392	5,802
Income tax expense	1,680	1,604	3,068	2,482
Net income	$2,456	$2,097	$4,324	$3,320

Net income per share:
Basic	$0.14	$0.12	$0.25	$0.20
Diluted	0.13	0.12	0.23	0.19

Shares used to compute net income per share:
Basic	17,445	17,015	17,383	16,981
Diluted	18,772	18,070	18,740	17,859

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income, as reported	$2,456	$2,097	$4,324	$3,320
Non-cash stock-based compensation expense:
Cost of services	63	50	142	115
Sales and marketing	318	230	642	538
Research and development	298	227	596	472
General and administrative	285	218	596	447
Total	964	725	1,976	1,572
Non-cash income tax expense	1,547	1,544	2,788	2,343
Non-GAAP net income	$4,967	$4,366	$9,088	$7,235

Operating income, as reported	$4,659	$2,979	$8,648	$5,396
Non-cash stock-based compensation expense	964	725	1,976	1,572
Non-GAAP operating income	$5,623	$3,704	$10,624	$6,968

Diluted EPS, as reported	$0.13	$0.12	$0.23	$0.19
Non-cash stock-based compensation expense	0.05	0.04	0.11	0.09
Non-cash income tax expense	0.08	0.08	0.14	0.13
Non-GAAP diluted EPS	$0.26	$0.24	$0.48	$0.41

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,924	$48,497
Short-term investments	36,621	16,482
Accounts receivable, net	28,393	32,092
Deferred tax assets, net	5,808	5,808
Prepaid expenses	6,534	5,976
Other current assets	4,486	3,935
Total current assets	120,766	112,790
Property and equipment, net	8,701	8,499
Deferred tax assets, net	6,787	6,505
Other assets, net	4,807	4,874
Total assets	$141,061	$132,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,886	$11,903
Accrued compensation and related expenses	5,003	4,946
Deferred product revenues	5,632	5,567
Deferred services revenues	34,599	36,225
Total current liabilities	57,120	58,641
Deferred revenue	5,821	6,420
Total liabilities	62,941	65,061

Shareholders' equity:
Preferred stock	-	-
Common stock	175	173
Treasury stock	(4,654)	(6,242)
Additional paid-in-capital	97,560	92,815
Accumulated deficit	(14,961)	(19,139)
Total shareholders' equity	78,120	67,607
Total liabilities and shareholders' equity	$141,061	$132,668

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Six Months Ended
	June 30,
	2010	2009

Operating activities:
Net income	$4,324	$3,320
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,058	2,094
Stock-based compensation expense	1,976	1,572
Tax benefits from stock-based payment arrangements	(2,789)	(1,278)
Deferred income tax	(282)	538
Accretion of investment income	(444)	(142)
Changes in operating assets and liabilities:
Accounts receivable	3,699	2,969
Prepaid expenses	(558)	622
Other current assets	(551)	(1,312)
Other assets	67	308
Accounts payable and accrued liabilities	2,554	1,824
Accrued compensation and related expenses	57	368
Deferred product revenues	(32)	168
Deferred services revenues	(2,128)	(1,704)
Net cash provided by operating activities	7,951	9,347

Investing activities:
Sales of available-for-sale investments	7,300	10,800
Purchases of available-for-sale investments	(27,078)	(5,850)
Purchases of property and equipment	(2,042)	(833)
Acquisition of intangible and other assets, net of cash and
cash equivalents acquired	-	(2,249)
Net cash (used in) provided by investing activities	(21,820)	1,868

Financing activities:
Proceeds from stock options exercised	1,343	732
Proceeds from issuance of common stock	164	132
Tax benefits from stock-based payment arrangements	2,789	1,278
Net cash provided by financing activities	4,296	2,142

Net (decrease) increase in cash and cash equivalents	(9,573)	13,357
Cash and cash equivalents, beginning of period	48,497	34,705
Cash and cash equivalents, end of period	$38,924	$48,062

Cash paid during the period for:
Interest	$1	$-
Income taxes	520	199

Other non-cash item:
Purchases of property and equipment payable at end of period	$247	$78